EXHIBIT 10.1
DIGITAL SIGNAGE AGREEMENT (MEIJER NETWORK)
     This DIGITAL SIGNAGE AGREEMENT (the “Agreement”) is made and entered into as of October 11, 2007 (the “Effective Date”), by and between Wireless Ronin Technologies, Inc., a Minnesota corporation (“WRT”), and NewSight Corporation, a Delaware corporation (“NewSight”).
RECITALS:
     A. WRT develops digital signage networks (each, a “Network”), consisting of (i) all of WRT’s programs, software, databases, media devices, user materials and all other intellectual property needed to make a Network fully operational, including, without limitation, WRT’s RoninCast® digital signage control software (collectively, the “WRT Technology”) and (ii) display monitors and related hardware and software purchased by WRT from third party manufacturers according to WRT’s specifications, and all other parts and supplies needed to make the Network fully operational (collectively, the “Equipment”), all as more fully described in Exhibit A hereto.
     B. The Networks will be installed at locations set forth on Exhibit A hereto (the “Installation Sites”).
     C. WRT and NewSight have executed a Statement of Work, dated October ___, 2007 (the “SOW”), describing the scope of the responsibilities of WRT and its activities in regard to installation of the Networks at the Installation Sites. The SOW is attached hereto as Exhibit B.
     D. NewSight desires to purchase (as used herein, “purchase” means to buy the Equipment and license use of the WRT Technology) Networks from WRT for use at the Installation Sites;
     E. WRT desires to develop and install the Networks for NewSight, all on the terms and conditions set forth in this Agreement.
     F. NewSight desires that WRT provide it with the Networks on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for and in consideration of the Recitals set forth above, the mutual covenants, undertakings and agreements set forth below, the parties hereby agree as follows:
1.	PURCHASE AND SALE COMMITMENT.
     A. Purchase and Sale. Subject to the terms and conditions set forth below, WRT agrees to supply, and NewSight agrees to purchase, the Networks for the Installation Sites.
     B. Specifications. Each Network under this Agreement shall be developed according to the specifications currently defined in the attached Exhibit A and as set forth in the SOW (the “Network Specifications”). NewSight may change the Network Specifications at its sole discretion by providing written notice of such change(s) to WRT. Promptly after receipt of notice of amendment under this section, WRT will notify NewSight if in good faith WRT believes it will be unable to develop a Network to the amended specifications. Also promptly after receipt of notice of amendment under this section, WRT will notify NewSight if in good faith the modification requires a pricing change (increase or reduction) and any impact on delivery and installation schedules for the Network as a consequence of the proposed changes. Upon NewSight’s written approval of such changes to pricing or shipping schedules, if any,

WRT will adhere to the amended specifications and NewSight will adhere to the changes to pricing and the shipping schedule.
     C. License of WRT Technology. Subject to the provisions of this Agreement, WRT grants to NewSight and NewSight accepts, effective upon completion of the delivery and installation of each Network, a limited, personal, nonexclusive, nontransferable, nonassignable, irrevocable, non-royalty bearing Object Code license to use WRT Technology. “Object Code” shall mean the binary machine-readable version of WRT Technology. NewSight’s rights in the WRT Technology pursuant to such license are expressly limited to the use of the WRT Technology by NewSight at Installation Sites in connection with the Networks. NewSight shall not assign, transfer, or sublicense the WRT Technology without the prior written consent of WRT.
     D. No Licenses. Except as explicitly provided in Section 1.C of this Agreement, no license under any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights, express or implied, are granted by WRT to NewSight under this Agreement.
2.	TERM AND TERMINATION.
     A. Term. The term of this Agreement (the “Term”) shall commence upon the full execution of this Agreement and shall continue for three (3) years unless earlier terminated as provided herein, with an automatic 3 year renewal unless written notice is provided by one party to the other no less that sixty (60) days prior to the end of the term, and thereafter shall continue unless terminated by either party by 90 days prior written notice to the other party; provided, however, that upon the occurrence of any material breach of this Agreement which remains uncured for a period of thirty (30) days following receipt of written notice, the injured party has the right to terminate this Agreement by providing additional written notice of such termination. The provisions of Sections 2, 5, 6, 7, 8, 10, and 11 shall survive any termination of this Agreement.
     B. Force Majeure. Neither party shall be deemed to have failed to perform under this Agreement if that party’s inability to perform was caused by an event or events beyond the reasonable control of that party (an event of “force majeure”), including, without limitation, acts of government, acts of God, acts of terrorism, embargoes, fire, flood, explosions, strikes, labor disputes, vandalism, civil riots, or war. If the performance of either party is affected by any event of force majeure, each party shall immediately notify in writing the other giving details of the event. The performance of the party affected by such event of force majeure shall be suspended only for as long as the event of force majeure and/or its effects on performance hereunder continue(s), but the parties hereto shall consult and will use their commercially reasonable efforts to find alternative means of accomplishing such performance which satisfies the requirements of this Agreement. Immediately upon cessation of the event and its effects on performance hereunder, the party affected by an event of force majeure shall notify the other party in writing and shall take steps to recommence or continue the performance that was suspended.
     C. Certain Rights on Termination. No termination of this Agreement shall release or relieve either party from the obligation to make payment of all amounts then due and payable. Additionally, for all Networks to be delivered after the effective date of termination of this Agreement, NewSight shall be responsible for the purchase price for any Equipment ordered by WRT with respect to such Networks, to be paid to WRT within 5 business days following termination. Within 10 days following any termination of this Agreement, NewSight shall be able to return any unused Equipment to WRT for a restocking charge as set forth in the SOW payable by NewSight together with any freight and labor charges incurred by WRT with respect to such Equipment.
3.	PRICING.
     A. Network Price and Installation Price. The purchase price for each Network (the “Network Price”) shall be as set forth on Exhibit A hereto The Network Price shall include the purchase price for the Equipment, the license fee for the WRT Technology, and all charges for packing, loading, transporting and unloading the Network at the Installation Site. In addition, NewSight shall pay WRT for installing and testing each Network at the Installation Site (the “Installation Price”). Estimated Installation Prices are set forth on Exhibit A hereto; provided, however that the Installation Prices payable by NewSight shall be determined by a final quote provided to NewSight by WRT upon completion of the installation plan by WRT for such Installation Site, subject to the mutual agreement of the parties hereto regarding the final quote to be negotiated in good faith. Neither the Network Price nor the Installation Price shall include the separate fee that NewSight agrees to pay WRT for operations and maintenance as set forth on Exhibit C hereto, nor the amounts that NewSight agrees to reimburse to WRT for payment of certain taxes pursuant to Section 3.D below.
     B. Additional Networks. The purchase price for any additional Networks shall be determined by reference to the then-prevailing market prices for the bill of material goods set forth in the SOW, or equivalent substitutes, subject to the mutual agreement of the parties hereto.
     C. Operations and Maintenance. NewSight shall compensate WRT for operating and maintenance expenses for the services and at the rates set forth on the attached Exhibit C.
     D. Taxes. The prices set forth in this Section 3 above are exclusive of any federal, state, provincial or local sales, use or excise taxes levied on or measured by the sale, sales price, or use of the Networks or the operating and maintenance expenses, but excluding any taxes on income, property or operations (collectively, “Taxes”). NewSight shall provide WRT with evidence of any exemption of NewSight from such Taxes. If NewSight is unable to produce such evidence, the prices set forth in Section 3.A above shall be increased by the amount of the Taxes, if any, to which WRT is subject.
     E. Equipment Warranties. All warranties that are applicable to the Equipment and software delivered hereunder and given by manufacturers and software suppliers other than WRT shall be for the benefit of NewSight. WRT shall provide copies of all such warranties to NewSight. WRT shall diligently and in good faith pursue to resolution all reasonable claims against such warranties on behalf of and for the benefit of NewSight as part of the operating and maintenance expenses described on Exhibit C hereto.

     F. Payment Terms. NewSight shall pay the balance of the combined Network Price, Installation Price and applicable taxes within 30 days following receipt of an invoice from WRT for delivery and installation specified pursuant to this Agreement in accordance with the SOW. In the event that NewSight disputes an invoice amount, NewSight shall pay that undisputed portion of an invoice by the date due and shall notify WRT within ten days of receiving an invoice of any disputed amount. If not disputed within the ten day period, such invoice amount will be deemed undisputed and due 30 days following invoice receipt. Any amount remaining unpaid and undisputed after 30 days will become additional principal under the Secured Note dated October ______ in favor of WRT by NewSight.
     G. Loss or Damage. WRT shall assume and bear the risk of loss, theft, or damage to each Network from any and every cause whatsoever, whether or not covered by insurance, that occurs prior to the time at which WRT duly tenders the Equipment to NewSight at the loading dock of WRT. WRT shall not assume or bear any of the risk of loss, theft, or damage to any Network that occurs after the Network has been so tendered (shipped), whether or not such shipment of Equipment has been received or accepted by NewSight.
     H. Title. Title to the Equipment underlying each Network furnished to NewSight in accordance with this Agreement, other than software licensed from a third party, shall pass to NewSight on the date the Equipment is duly tendered to NewSight at the unloading dock of WRT. Title to WRT Software shall not pass to NewSight at any time. Upon passage of title, NewSight assumes all risk of loss or damage to any goods and shall be responsible for all costs of storage, insurance and other costs necessary to maintain such goods prior to installation.
     I. Change Orders/Site Survey. WRT agrees to submit to NewSight results of site survey within 5 days of the completed survey including both a map of all BOM component locations (screen locations, rack location and dish placement) as well as a written document explaining the placements and any specific site requirements or anomolies that will impact installation If site surveys indicate that WRT will need to change the previously estimated cost of installation at any Installation Site or if NewSight requests a change at any Installation Site that varies from the previous specified Network Specifications, WRT will provide to NewSight a written estimate of the cost to complete any change or changes to the Network Specifications related to the site survey and any change(s) to delivery schedules. NewSight will, within 10 business days, accept or reject the estimated cost and delivery schedule change, and, if accepted, NewSight will authorize WRT to complete the change or changes and NewSight will be responsible for the cost of such change or changes. If NewSight rejects such changes, WRT will have no further responsibility with respect to such changes and WRT shall not be responsible for making any such changes; provided, however, if in WRT’s judgment it cannot successfully complete the installation at the Installation Site without the changes, WRT shall not be under any obligation to complete the installation.
Newsight must gain acceptance of any proposed changes and provide final approval to WRT prior to installation.

4.	SITE PREPARATION; INSTALLATION; ENVIRONMENTAL; TESTING.
     A. Site Preparation. NewSight shall be responsible for obtaining all necessary approvals, consents and agreements for the installation of the Networks at the applicable Installation Site.
     B. Installation. Subject to Section 3.I. above, WRT shall provide complete installation of each Network at its proper Installation Site in accordance with the SOW.
     C. Environmental Hazards.
     (1) In the event that WRT encounters material at an Installation Site reasonably believed to be asbestos, polychlorinated biphenyl (PCB) or other hazardous material which has not been rendered harmless, WRT shall immediately stop work in the area affected and report the condition to NewSight in writing. The work in the affected area shall not thereafter be resumed except by written agreement of NewSight and WRT if in fact the material is asbestos, polychlorinated biphenyl (PCB) or other hazardous material and has not been rendered harmless. The work in the affected area shall be resumed in the absence or asbestos, polychlorinated biphenyl (PCB) or other hazardous material, or when it has been rendered harmless, by written agreement of NewSight and WRT.
     (2) To the fullest extent permitted by law, NewSight shall indemnify and hold harmless WRT, its consultants, agents and employees and any of them, from and against claims, damages, losses and expenses, including but not limited to, reasonable attorneys’ fees, arising out of or resulting from performance under this Agreement in an affected Installation Site if in fact the material is asbestos, polychlorinated biphenyl (PCB) or other hazardous material and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of an owner of an Installation Site, NewSight, anyone directly or indirectly employed by NewSight or anyone for whose acts NewSight may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described under this paragraph (2).
     D. Testing of Network. Following installation of each store location, WRT shall test the Network to assure that it is fully operational. The test results shall be provided to NewSight or its representative. If the test reveals problems with the Network that can be remedied on site, WRT shall fix problems and make the Network fully operational. Once WRT has tested an installed Network and concluded that it is fully operational, WRT shall certify in writing to NewSight that it is ready for use. Newsight shall, within 10 business days of receipt of the written Network Certification statement and supporting documents, provide final acceptance the that store location.

5.	PROPRIETARY PROTECTION OF WRT TECHNOLOGY.
     A. Reservation of Title. All right, title and interest in and to WRT Technology, including all modifications, enhancements and derivatives thereof, and all deliverables and know-how and proprietary rights, including patents, patent applications and copyrights and trade secrets relating to WRT Technology will remain with WRT or its suppliers, as applicable. It is intended that NewSight have no ownership rights in any WRT Technology other than ownership of tangible media in which WRT Technology is expressed, in connection with the operation of the Networks at the Installation Sites. This Agreement does not effect any transfer of title in the WRT Technology, or any materials furnished or produced in connection therewith, including drawings, diagrams, specifications, input formats, source code, and user manuals. NewSight acknowledges that the WRT Technology (and all materials furnished or produced in connection with the WRT Technology), including, without limitation, the design, programming techniques, flow charts, source code, and input data formats, contain trade secrets of WRT, entrusted by WRT to NewSight under this Agreement for use only in the manner expressly permitted hereby. NewSight further acknowledges that WRT claims and reserves all rights and benefits afforded under federal law in the WRT Technology as copyrighted works.
     B. Restrictions on Use of WRT Technology. Neither the WRT Technology nor any materials provided to NewSight in connection with the WRT Technology may be copied, reprinted, transcribed, or reproduced, in whole or in part, without the prior written consent of WRT. NewSight shall not in any way modify or enhance the WRT Technology, or any materials furnished or produced in connection therewith, without the prior written consent of WRT. NewSight shall not translate, reverse engineer, decompile, recompile, update, or modify all or any part of the WRT Technology or merge the WRT Technology into any other software.
     C. Duration of Duties and Return of WRT Technology. The duties and obligations of NewSight hereunder shall remain in full force and effect for so long as NewSight continues to control, possess, or use any Network utilizing WRT Technology. NewSight shall promptly return to WRT all tangible WRT Technology, together with all materials furnished or produced in connection therewith by WRT, upon (1) termination of NewSight’s license to use the WRT Technology or (2) abandonment or sale by NewSight of any Network or Equipment used in any Network.
6.	PROTECTION OF NEWSIGHT INFORMATION.
     A. Intellectual Property. NewSight has an interest in certain intellectual property, including, but not limited to, inventions, patents, copyrights, trademarks, service marks, trade dress, logos, trade names, and know-how (the “NewSight IP”). WRT acknowledges that the NewSight IP is the property of NewSight and that WRT is not being granted any rights to the NewSight IP under this Agreement. Any sale, lease, license, or other distribution by WRT of any NewSight IP is hereby prohibited and, in addition to other remedies, shall give rise to an immediate right of termination of this Agreement by NewSight.
     B. Confidential Information. WRT acknowledges and agrees that the NewSight IP and all trade secrets and confidential business information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, advertiser and vendor lists and information, advertising and other content, pricing and cost information, and business and marketing plans and proposals) owned by NewSight or its affiliates, or in which NewSight or its affiliates has an interest, constitute confidential and proprietary information of NewSight (the “Confidential Information”). WRT shall keep the Confidential Information strictly confidential. WRT shall not disclose the Confidential Information to any of its employees, agents, affiliates, subsidiaries and subcontractors and others working for it, or any third party, except on a need-to-know basis and shall cause and be responsible for each such person or entity to comply with the provisions hereof. The term “Confidential Information” is not meant to include any information which is in the public domain through no fault imputable to WRT or its employees, subcontractors or others working for it. WRT agrees that a remedy at law for any breach of this paragraph shall be inadequate and that NewSight shall be entitled to injunctive relief, in addition to any other remedy it might have, without the need to post a bond. The obligations of this Section 6 shall be in addition to any obligations placed upon WRT under the NDA (hereinafter defined).
7.	REPRESENTATIONS, WARRANTIES AND LIMITATIONS.
     A. WRT Technology. WRT represents and warrants that it has the lawful right to grant the license to NewSight of the WRT Technology as provided herein. WRT represents and warrants that the WRT Technology will perform its intended functions as part of the Networks in accordance with the relevant Network Specifications.
     B. Equipment. WRT represents and warrants that the Equipment will be integrated with the Networks delivered and installed hereunder in accordance with the relevant Network Specifications. WRT makes no representations, and specifically disclaims any warranties, with respect to the Equipment.
     C. Non-Infringement. WRT represents and warrants that, to the best of its knowledge, the WRT Technology and any other intellectual property utilized by WRT in connection with this Agreement does not infringe upon the intellectual property or proprietary rights of any third party.
     D. Networks. WRT represents and warrants that the Networks conform to the relevant Network Specifications. WRT does not represent or warrant that the Networks installed at the Installation Sites will operate uninterrupted or error free. Minimum Service requirements are defined in the WRT Service Level Agreement included in the the Statement of Work (exhibit B).
     E. Services. WRT represents and warrants that (a) the installation, maintenance, and other services (the “Services”) provided to NewSight under this Agreement shall be performed in a competent, professional, workmanlike manner in accordance with current industry standards, (b) WRT’s personnel performing the Services shall be qualified to perform the tasks and functions which they are assigned, and (c) WRT shall maintain, or cause to be maintained, the equipment necessary to provide the Services at a level of performance as set forth in the SOW.
     F. Remedy for WRT Technology Defect or Non-Conformity. WRT’s sole and exclusive responsibility, and NewSight’s sole and exclusive remedy, for any defect or non-

conformity in the WRT Technology incorporated into a Network shall be for WRT to promptly correct or replace, at no additional charge to NewSight, the defective or non-conforming WRT Technology so that the Network functions in accordance with the Network Specifications.
     G. Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 7, WRT MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE NETWORKS, THE WRT TECHNOLOGY, AND THE EQUIPMENT OR THEIR CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE BY NEWSIGHT. WRT FURNISHES THE ABOVE WARRANTIES IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     H. Voiding of Representations and Warranties. Any and all representations and warranties by WRT with respect to the WRT Technology, the Equipment and Networks shall be void as to a claimed defect or non-conformity caused by or related to any of the following actions taken without WRT’s prior consent or approval: (1) any alterations or modifications made to any WRT Technology, the Equipment or Networks by NewSight or any of its employees, representatives or agents; (2) any use of the WRT Technology, Equipment, or Networks other than in the operating environment specified in the technical specifications provided to NewSight by WRT; or (3) the negligence or willful misconduct of NewSight or any of its employees, representatives or agents.
     I. Disclaimer of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY (A) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT OR THE OPERATION OR USE OF NETWORKS, THE EQUIPMENT OR WRT TECHNOLOGY INCLUDING SUCH DAMAGES, WITHOUT LIMITATION, ARISING FROM LOSS OF DATA OR PROGRAMMING, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, DAMAGE TO EQUIPMENT, AND THIRD PARTY CLAIMS AGAINST ONE PARTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (B) DAMAGES (REGARDLESS OF THEIR NATURE) FOR ANY DELAY OR FAILURE BY WRT TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT DUE TO ANY CAUSE BEYOND WRT’S REASONABLE CONTROL
     J. Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE DAMAGES THAT EITHER PARTY MAY RECOVER FROM THE OTHER FOR BREACH OF THIS AGREEMENT WITH RESPECT TO A SPECIFIC INSTALLATION SITE OR NETWORK, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES BUT SHALL NOT EXCEED THE SUM OF AMOUNTS ACTUALLY PAID BY NEWSIGHT WITH RESPECT TO SUCH INSTALLATION SITE OR NETWORK.
     K. Compliance with Laws. To the best of its knowledge, WRT is in compliance with all applicable governmental laws, rules, regulations, ordinances, orders, treaties,

international agreements and administrative requirements applicable to the conduct of its employees, health and safety matters, labor matters or otherwise required for the operation of the Networks or WRT’s performance of the Services under this Agreement, and after the date hereof will use reasonable commercial efforts to remain in compliance with all such laws, rules, regulations, ordinances, orders, treaties, international agreements and administrative requirements.
8.	INDEMNIFICATION.
     A. Indemnification by NewSight. NewSight shall indemnify, defend and hold harmless WRT, and each of WRT’s officers, employees, directors, successors, agents, licensees, sponsors and assigns, from any and all suits, costs, claims, actions, damages, obligations, liabilities and liens, including reasonable attorneys’ fees (collectively, “Claims”), arising, directly or indirectly, out of NewSight’s breach of this Agreement.
     B. Indemnification by WRT. WRT shall indemnify and shall hold harmless NewSight, and any officer, employee, director, successor, agent, licensees, sponsor and assign of NewSight from and against all Claims arising, directly or indirectly, from (i) WRT’s breach of this Agreement, (ii) WRT’s gross negligence in connection with its obligations under this Agreement or (iii) the infringement by WRT or the WRT Technology upon the intellectual property or proprietary rights of any third party.
9.	INTERRUPTIONS AND REFUNDS.
     A. Service Interruptions. A “Service Interruption” occurs when (i) one or more of the “channels” within any of the Installation Sites is not transmitting content with the effect that all of the screens for that channel are “black,” or (ii) one or more of the channels is unable to transmit content updates with the effect that new content is unable to be transmitted to the screens within that channel. A Service Interruption shall be deemed to have occurred upon the earlier of the time when: (a) WRT discovers the Service Interruption, or (b) NewSight notifies WRT of the Service Interruption. Any interruption of a period of sixty (60) seconds or more, or multiple interruptions of any duration, within a period of five (5) consecutive minutes, shall be treated as one Service Interruption of five (5) minutes. A Service Interruption shall be deemed to have ended as soon as the affected portion of the Services is restored.
     B. Credit Allowances. A credit allowance shall be calculated on the basis of the monthly service fees charged by WRT to NewSight for operating the Network. The amount of the allowance is proportionate to the total number of minutes in the Service periods (including the portion of the Services that was interrupted). No more than one (1) full day’s credit will be allowed for any period of twenty-four (24) consecutive hours. Any credit amount due NewSight shall be issued for the Service Interruption and will be credited on the next applicable monthly fee invoice.
     C. Exceptions. The credits identified above shall not apply in the event that a Service Interruption exists due to any of the following: (a) the negligence, error, or omission of NewSight or NewSight’s officers, directors, employees, or agents; (b) atmospheric conditions or failure of the electrical power source at any of the Installation Sites; or (c) a pre-scheduled maintenance or installation period.
10.	INSURANCE.
     A. WRT’s Insurance Obligations. WRT shall, at its sole expense, keep the following insurance coverage in full force during the Term of this Agreement:
     (1) Workers’ Compensation coverage for its employees providing statutory benefits as required by the appropriate state law;
     (2) Employers’ Liability coverage with limits of Five Hundred Thousand Dollars ($500,000); and
     (3) Commercial General Liability, including premises/operations, independent contractors, broad-form property damage, personal/advertising injury, blanket contractual liability, explosion/collapse/underground hazard coverage and products/completed operations coverage in an amount not less than One Million Dollars ($1,000,000) per occurrence; such policy shall be an occurrence policy and not a claims-made policy.
     B. Additional Insureds. NewSight shall be covered as an additional insured under WRT’s blanket additional insured coverage. The additional insured endorsement shall extend coverage to the contractual liability and completed operations coverage.
     C. Evidence of Insurance. Evidence of all insurance required shall be promptly sent to NewSight. Insurance policies shall afford primary coverage and coverages afforded shall not be modified or canceled until at least thirty (30) days’ prior written notice has been given to NewSight. All required insurance policies shall be underwritten by an insurance carrier with an A.M. Best rating of “A-” or better.
     D. No Effect on Indemnification. WRT’s indemnity obligation specified in Section 8 herein shall not be negated or reduced by virtue of WRT’s insurance carrier’s denial of insurance coverage for the occurrence or event which is the subject matter of the claim or refusal to defend NewSight. WRT’s compliance with the requirements in this Section as to carrying insurance and furnishing proof thereof to NewSight shall not relieve WRT of its indemnity liability under Section 8 herein or its liability to NewSight specified in any other provision of this Agreement.
     E. Losses by WRT. NewSight shall not be liable, and shall provide no insurance, for any loss or damage incurred by WRT, its employees, agents, or subcontractors to tools and other property owned by them which they may bring to or use at an Installation Site in the course of the performance of the Services, regardless of whether such losses are insured by them. Notwithstanding any other provision of this Agreement, WRT hereby releases and discharges NewSight from all liability to WRT and anyone claiming by, through or under WRT by subrogation or otherwise on account of any loss or damage to such tools or other property. The foregoing liability disclaimer and release will not apply to tools or other property loss caused by the sole negligent act of NewSight.
11.	MISCELLANEOUS
     A. Confidentiality. All information exchanged and other communications between the parties under or pursuant to this Agreement shall be subject to and governed by the provisions of the Mutual Nondisclosure Agreement between the parties dated as of November 30, 2006 (the “NDA”), attached as Exhibit D and by this reference, incorporated into this Agreement and by Section 6.B herein. Notwithstanding any other provision of this Agreement, WRT shall have the right to disclose this Agreement and its terms to its investors and in connection with any filings and disclosures required to be made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, and any related state securities filings.
     B. Right to Work for Other Customers. NewSight acknowledges that nothing in this Agreement, or in any other agreement between NewSight and WRT (or any other agreement to which they are party) precludes or restricts WRT from working with other customers; provided, however, that WRT shall not have the right to use any intellectual property owned by NewSight without express written authorization or license from NewSight.
     C. Relationship of Parties. WRT and NewSight are independent contractors and no relationship of joint venturer, franchisee/franchisor, or partner is created by this Agreement.
     D. Governing Law; Arbitration. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without reference to its conflicts of laws provisions. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:
     (1) Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement or any related agreement. Disputes include actions for breach of contract with respect to this Agreement or any related agreement, as well as any claim based upon tort or any other causes of action relating to Agreement or any related agreement, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.
     (2) Forum. The forum for the arbitration shall be New York, New York.
     (3) Law. The governing law for the arbitration shall be the law of the State of New York, without reference to its conflicts of laws provisions.
     (4) Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, WRT shall select one arbitrator and NewSight shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.
     (5) Administration. The arbitration shall be administered by the American Arbitration Association.
     (6) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.
     (7) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.
     (8) Decision. The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of this Agreement.
     (9) Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.
     (10) Remedies; Award. Subject to Sections 7.I., 7.J. and 11.D.(8) above, the arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in New York, New York. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.
     E. Entire Agreement; Amendments. This Agreement, together with any and all exhibits, schedules and appendices attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous representations, proposals, agreements, negotiations, advertisements, statements, or understandings, whether oral or written. No amendment to this Agreement shall be binding on either party unless such amendment is in writing and executed by authorized representatives of both parties to this Agreement. No provision of this Agreement shall be deemed waived, amended, discharged or modified orally or by custom, usage or course of conduct unless such waiver, amendment or modification is in writing and signed by an officer of each party hereto.
     F. Assignment. NewSight may not assign or transfer its interests, rights or obligations under this Agreement by written agreement, merger, consolidation, operation of law, or otherwise, without the prior written consent of WRT, and any attempt by NewSight to assign this Agreement without WRT’s prior written consent shall be null and void; provided, however, that NewSight shall have the right to assign this Agreement to a successor by merger or a purchaser of all or substantially all of its assets, if said successor or purchaser, as the case may be, agrees in writing at or before said merger or sale to be bound by this Agreement. WRT may not assign or transfer its interests, rights or obligations under this Agreement by written agreement, merger, consolidation, operation of law, or otherwise, without the prior written consent of NewSight, and any attempt by WRT to assign this Agreement without NewSight’s prior written consent shall be null and void; provided, however, that WRT shall have the right to assign this Agreement to a successor by merger or a purchaser of all or substantially all of its assets, if said successor or purchaser, as the case may be, agrees in writing at or before said merger or sale to be bound by this Agreement. Nothing in this Agreement shall prohibit WRT from using partners, subcontractors or other third parties to enable WRT to fulfill its obligations under this Agreement.
     G. Notice. Every notice and other communication by a party that is required or permitted under this Agreement shall be in writing and shall be effective when and only when it has been (a) transmitted by facsimile to the other party at the facsimile number below and also (b) delivered in person, mailed by registered or certified mail, return receipt requested, with proper postage affixed, or delivered by Federal Express or other commercial overnight courier to the other party at the address set forth below:
To NewSight:
Newsight Corporation
Attn: Linda Rosen
2 Park Avenue, 18th Floor
New York, NY 10016
Facsimile: 212-227-8887
Attn Bob Stewart
2 Park Avenue, 18th Floor
New York, NY 10016
Facsimile: 212-227-8887
To WRT:
Wireless Ronin Technologies, Inc.
Attn: General Counsel
5929 Baker Road, Suite 475

Baker Technology Plaza
Minnetonka, MN 55345
Facsimile: 952-974-7887
     H. Corporate Authority. The parties hereto represent and warrant that the persons signing this Agreement on their behalf have been or will be duly authorized to do so prior to execution and that this Agreement constitutes a valid and binding obligation of the parties hereto.
     I. Construction of Agreement. The parties hereto acknowledge and agree that this Agreement in its final, executed form is the result of substantial negotiation and drafting by both parties and that neither party should be favored in the construction, interpretation or application of any provision or ambiguity of this Agreement.
     J. Severability. If any one or more of the provisions of this Agreement is for any reason held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired.
     K. Counterpart Originals. This Agreement may have two or more counterpart originals which, taken together, shall be considered one and the same document.
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     IN WITNESS WHEREOF, the undersigned have executed and delivered this Digital Signage Agreement as of the date first set forth above.

WIRELESS RONIN TECHNOLOGIES, INC.
By:	/s/ Jeffrey C. Mack
	Name:	Jeffrey C. Mack
	Title:	Chief Executive Officer and President

NEWSIGHT CORPORATION
By:	/s/ Robert K. Stewart
	Name:	Robert K. Stewart
	Title:	Chief Financial Officer